Exhibit 10.99(a)

December 12, 2007

Ocimum Biosolutions Inc.
#8765 Guion Road, Suite #G
Indianapolis, Indiana 46268
Attention: Subash Lingareddy

O3 Capital Advisors Pvt. Ltd.
#3 Levelle Road,
Bangalore 560 001, India
Attention:  Shiraz Bugwadia

RE:
Amendment to the Asset Purchase Agreement (the “APA”) by and between Gene Logic Inc., a Delaware corporation (“Company”), Ocimum Biosolutions Limited, a company incorporated under the Company Act, 1956 in the Republic of India (“Parent”), and Ocimum Biosolutions Inc., a Delaware corporation (“Purchaser”)

Gentlemen:

In connection with the change in circumstances of Company, Parent and Purchaser since the time of the execution of the APA, the Parties wish to, and hereby do, amend the APA as provided below.  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the APA.

1.	The term “Parent” shall refer to Ocimum Biosolutions (India) Limited, a company incorporated under the Company Act, 1956 in the Republic of India.

2.
Any cash, cash equivalent or other payment (the “Customer 1 or Customer 2 Payments”) made by Customer 1 and Customer 2 (as defined on Exhibit A hereto) to the Company, and received by the Company, on or after December 6, 2007, for perpetual database licenses granted pursuant to license agreements  entered into by and between Company and Customer 1 or Company and Customer 2 on or after December 6, 2007 but prior to the Closing Date or, in the case of Customer 2 only, subsequent to the Closing Date but prior to December 31, 2007 (the “Perpetual Licenses”) shall be included in the term “Acquired Assets” for purposes of the APA and all right, title and interest therein shall therefore be transferred and assigned by Company to Purchaser as of the Effective Time in connection with the Closing.  Further any and all obligations of Company pursuant to the Perpetual Licenses shall be included in the term “Assumed Liabilities” for purposes of the APA and shall therefore be transferred by Company to Purchaser and Purchaser shall assume any and all obligations thereunder.  In the event that the Company (i) receives the Customer 1 or Customer 2 Payments or (ii) receives any monies erroneously sent by Customer 1 or Customer 2 and which relate to a Perpetual License between Purchaser and Customer 1 or Customer 2 which relate to periods from and after the Effective Time, such amounts shall be transferred to Purchaser within five (5) Business Days of the later of Closing and the receipt by the Company of such Customer 1 or Customer 2 Payments.

3.
Notwithstanding the calculation provided for in Section 1.03(c)(i) of the APA, the Company, Parent and Purchaser hereby agree that for purposes of the APA that the Net Current Assets Adjustment shall be deemed to be equal to zero dollars ($0.00).

4.
The Parties agree that the APA is hereby amended such that any reimbursement or payment provided to be due and payable pursuant to Section 9.01 of the APA prior to the date that the Purchase Price Adjustment becomes due and payable pursuant to Section 1.03(c) of the APA (the “Purchase Price Adjustment Payment Date”) shall not be due and payable until the Purchase Price Adjustment Payment Date; provided, that the amount that shall be due and payable at such time shall include all amounts due and payable as of the Purchase Price Adjustment Date pursuant to Section 9.01 of the APA and any and all other amounts then due pursuant to the APA.  Notwithstanding the previous sentence, any payments that become due and payable pursuant to Section 9.01 of the APA after the Purchase Price Adjustment Date shall continue to be due and payable in accordance with Section 9.01 of the APA.

5.
The Parties hereby agree that any payroll expenses paid by Company to the Business Employees in respect of time periods from and after the Closing Date shall be the responsibility of Purchaser and such expenses shall be due and payable from Purchaser or Parent to the Company as of the Purchase Price Adjustment Payment Date.  Any other payments due between the Parties pursuant to Section 4.08 of the APA shall also be due and payable on the Purchase Price Adjustment Payment Date.

6.
The Parties hereby agree that the Company shall reimburse Purchaser for its actual costs incurred pursuant to the Licensor 1 (as defined on Exhibit A hereto) database license with respect to the period from April 1, 2007 through the day prior to the Closing Date and such expenses shall be due and payable from Company to Purchaser as of the Purchase Price Adjustment Payment Date.

7.	The Parties hereby agree that Section 9.02(a) of the APA is hereby deleted and replaced with the following:

“(a) If at any time prior to satisfaction of the Promissory Note, the Purchaser delivers a Backstop Letter of Credit consistent with the terms provided for in Section 1.03(b)(iii)(Y), then Company shall release the Guarantee and the Security Agreement delivered pursuant to Section 1.03(b)(iii)(X).”

8.	Except as expressly amended herein, the APA shall remain otherwise unamended and in full force and effect.

9.	The Parties hereby agree that the following exhibits to the APA are hereby replaced with the exhibits attached hereto with the same names:

•	Exhibit 1.03(b)(ii)– Form of Promissory Note

•	Exhibit 1.06(a)(x)– Form of Diagnostic Development MSA Agreement

•	Exhibit 1.06(a)(xi)– Form of Transition Services Agreement

Please acknowledge your agreement to the terms set forth in this letter agreement amending the APA by executing this letter and returning a copy to me not later than December 12, 2007.

Regards,

GENE LOGIC INC. (Company):
By: /s/ Charles L. Dimmler
Charles L. Dimmler, III, Chief Executive
Officer and President

Acknowledged and Accepted by:

OCIMUM BIOSOLUTIONS (INDIA) LIMITED
(Parent):

By: /s/ L.V. Subash
Subash Lingareddy, President and Chief
Financial Officer

OCIMUM BIOSOLUTIONS INC.
(Purchaser):

By: /s/ L.V. Subash
Subash Lingareddy, President and Chief
Financial Officer

Date: December 12, 2007